EXHIBIT 99.3

CONSENT TO BE NAMED AS A TRUSTEE

     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Brandywine, and any amendments thereto, as a person to become a member of Brandywine’ board of trustees effective as of the effective time of the Mergers described in this registration statement.

/s/ Thomas F. August

Thomas F. August

Dated: October 27, 2005